EXHIBIT 4(a)
                           THE SYPRIS SOLUTIONS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         1. PURPOSE. The purpose of the Plan is to provide eligible employees of the Company, and of any Subsidiary corporation which the Company's Board of Directors has designated as a Participating Employer in the Plan, an opportunity to acquire a proprietary interest in the Company through the purchase of the Company's common stock on a payroll or other compensation deduction basis. It is believed that participation in the ownership of the Company will be to the mutual benefit of the eligible employees and the Company. The Company intends for the Plan to qualify as an "employee stock purchase plan" under Code Section 423, and the Plan shall be so construed. Any term not expressly defined in the Plan but defined in the Code for purposes of Code Section 423 shall have the same definition herein.

         2. DEFINITIONS. The following terms used in this Plan shall have the following meanings unless otherwise expressly provided herein.

                  A. "Account" means the bookkeeping account used to record: (i) shares of Stock purchased on the Participant's behalf under the Plan; (ii) cash or Stock dividends paid on Stock credited to the Participant's Account; (iii) the funds accumulated with respect to an individual Participant as a result of deductions from the Participant's pay; and (iv) employment or other withholding taxes charged against amounts credited to the Participant's Account as a result of the exercise of the option. Funds allocated to a Participant's Account shall remain the Participant's property at all times.

                  B. "Base Pay" means regular straight time earnings, excluding payments for overtime, bonuses, incentive compensation and other special payments.

                  C. "Board" means the Company's Board of Directors.

                  D. "Code" means the Internal Revenue Code of 1986, as amended.

                  E. "Committee" means the Compensation Committee of the Board that administers the Plan in accordance with Section 3.

                  F. "Company"  means   Sypris   Solutions,   Inc.,  a  Delaware
corporation, with its principal place of business at 455 South Fourth Street, Suite 350, Louisville, Kentucky 40202.

                  G. "Custodian" means such person or organization as shall hereafter be designated in writing by the Committee to serve as custodian to hold whole and fractional shares of Stock purchased for Participant Accounts under the Plan.

                  H. "Eligible Employee" means any person, including any officer or director, who satisfies the following three requirements: (i) who has been employed by a Participating Employer for at least three (3) months; (ii) whose customary weekly employment with the Participating Employer is at least twenty
(20) hours; and (iii) whose customary calendar year employment exceeds five (5) months.

                  I. "Parent" means, as defined in Code Section 424(e), any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an option under the Plan, each of the corporations other than the Company own stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.


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                  J. "Participant"   means   an  Eligible  Employee  who  elects
to participate in the Plan.

                  K. "Participating   Employer"  means  the  Company  and  any
Subsidiary which the Board has authorized to participate in the Plan as to its Eligible Employees.

                  L. "Plan" means the Sypris Solutions, Inc. Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

                  M. "Stock" means the Company's $0.01 par value common stock, or the common stock or securities of a successor that have been substituted therefor pursuant to Section 11.C.

                  N. "Subsidiary" means, as defined in Code Section 424(f), any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an option under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority to construe, interpret and administer the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem proper and in the Company's best interests. The Committee may designate, by appropriate resolution, the Company employees, agents or other persons or organizations to assist it in the administration of the Plan.

         4. DURATION AND CYCLES OF THE PLAN. The effective date of the Plan is February 1, 1999, subject to ratification of the Plan by the holders of a majority of all the shares of Stock which are voted in person or by proxy at a duly held stockholders' meeting. The Plan shall terminate upon issuance of all shares authorized to be issued under the Plan. The Plan shall be carried out in six (6) consecutive calendar month cycles, with the first cycle beginning on the first business day in February and ending on the last business day in July, and the second cycle beginning on the first business day in August and ending on the last business day in January. The first cycle shall begin on February 1, 1999.

         5. ELIGIBILITY AND PARTICIPATION. Eligible Employees of a Participating Employer may participate in the Plan as of the first day of the next cycle after satisfying the eligibility requirements, subject to the limitations set forth in
Section 7. Participation is voluntary. To become a Participant, an Eligible Employee must complete and deliver to the Committee or its Company designee a payroll deduction authorization form (available from the Committee or its Company designee) on or before the date specified by the Committee, but in no event later than the day preceding the beginning of the cycle. Payroll deductions shall commence on the Participant's next available pay day after the beginning of the cycle and shall continue from cycle to cycle until altered or terminated as provided in Sections 6, 9 and 10.

         6.       PAYROLL DEDUCTIONS AND PARTICIPANT ACCOUNTS.

                  A. AMOUNT OF PAYROLL DEDUCTIONS. Each Eligible Employee electing to participate in the Plan shall indicate on the payroll deduction authorization form the amount of the Eligible Employee's Base Pay to be withheld, which shall not be more than Six Thousand Dollars ($6,000.00) nor less than One Hundred Dollars ($100.00) for any cycle. Payroll deductions will be made, on an after-tax basis, in equal installments each payroll period during the cycle.

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                  B. CHANGES TO PAYROLL  DEDUCTION  AUTHORIZATION.  Participants
may make one (1) mid-cycle change to the amount of payroll deductions authorized by delivery of a new payroll deduction authorization form to the Committee or its designee. The change shall become effective as soon as administratively practicable and shall continue from cycle to cycle until again altered pursuant to this Section or terminated pursuant to Sections 6, 9 or 10.

                  C. CREDITS TO PARTICIPANT ACCOUNTS. Payroll deductions from a Participant, and cash dividends paid on Stock credited to the Participant's Account, shall be credited to the Participant's Account. Notwithstanding the foregoing, the Participant may elect to have cash dividends paid directly to the Participant in lieu of crediting such amounts to the Participant's Account. Amounts shall remain in a Participant's Account until used to purchase shares pursuant to Section 9 or paid out pursuant to Sections 9 or 10. A Participant may not make separate cash payments into the Account. No interest or earnings on the Account will be credited to any Participant. Compensation deductions and cash dividends received or held by the Committee under the Plan shall be used to purchase Stock for the Participant's Account in accordance with the terms of the Plan. No Stock or Stock dividends credited to the Participant's Account shall be sold or otherwise used to purchase additional Stock for the Participant's Account. However, the Participant may at any time request the Custodian to issue to the Participant certificates for whole shares and payment for any fractional share credited to the Participant's Account.

         7.       GRANT OF OPTIONS.

                  A. NUMBER OF SHARES OPTIONED. On the first day in each cycle, each Participant (including, subject to Section 10.C, those on leaves of absence) shall be granted an option to purchase as many whole and fractional shares of Stock as the Participant can purchase with the compensation deductions and cash dividends credited to the Participant's Account during the cycle less any required employment or other taxes required to be withheld as a result of the exercise of the option.

                  B. LIMITATION ON AMOUNT OF GRANT. Notwithstanding the foregoing, no Participant shall be granted an option to the extent that the option would permit the Participant's rights to purchase stock under the Plan and all employee stock purchase plans of the Company and its Parent and Subsidiaries (if any) to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time. This Section shall be applied by use of all rules and definitions of terms which are applicable for purposes of Code Section 423(b)(8), it being the intent that this Section shall cause the Plan to comply with the requirements of such Section of the Code.

                  C. FIVE PERCENT (5%) SHAREHOLDERS. Anything herein to the contrary notwithstanding, no Participant shall be granted an option if the Participant would own, immediately after the grant of the option, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary. The rules of Code Section 424(d) shall apply in determining stock ownership and Stock which the Participant may purchase under outstanding options shall be treated as Stock owned by the Participant.

                  D. OPTION PRICE. The option price per share shall be eighty-five percent (85%) of the lower of the fair market value per share of the Stock on the first or last business day in such cycle (rounded up to the next whole dime). "Business day" means the day on which any national securities exchange is open if the Stock is then listed on such exchange, or (if not listed) the day when the over-the-counter market is open.

         8. FAIR MARKET VALUE OF STOCK. The fair market value per share of Stock as of any day shall be computed as follows:

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                  A. If the Stock is listed on the over-the-counter  market, the closing sale price of the Stock in the over-the-counter market (or if there was no sale of the Stock on such date, on the immediately preceding date on which there was a sale of the Stock), as reported by the National Association of Securities Dealers Automated Quotation System; or

                  B. If the Stock is listed on a national securities exchange, the closing sale price for the Stock on the Composite Tape; or

                  C. If the Stock is neither traded on the over-the-counter market nor listed on a national securities exchange, such value as the Board, in good faith, shall determine.

         9.       EXERCISE OF OPTIONS.

                  A. DATE OF EXERCISE. Unless a Participant gives written notice to the Committee or its Company designee, as provided in Section 9.B, the Participant's option for each cycle is deemed exercised automatically at the close of the last business day in the cycle for as many whole and fractional shares of Stock as can be purchased with funds in the Participant's Account on that date.

                  B. PARTICIPANT NOTICE TO CHANGE AMOUNT OF EXERCISE. By delivering a written notice to the Committee or its Company designee at least two (2) business days before the end of a cycle, a Participant may decide not to exercise the Participant's option for that cycle or to exercise the option for some lesser number of shares. If more than one written notice is delivered by a Participant, the last notice shall control.

                  C. DISPOSITION OF ACCOUNT. Funds in a Participant's Account (including any cash dividends credited to the Participant's Account during the cycle less any required withholding taxes) will be used to pay the option price upon exercise of the Participant's option. Any amount in a Participant's Account at the end of any cycle not used to purchase Stock will be paid to a Participant (without interest) as soon as administratively practicable after the end of the cycle.

                  D. SHARES HELD BY CUSTODIAN. Stock purchased for a Participant's Account during any cycle shall be credited to the Participant's Account, but shall be registered on the Company's books in the name of the Custodian on behalf of the Participant, as soon as administratively practicable after the end of the cycle. Stock dividends shall also be credited to the Participant's Account and held by the Custodian on behalf of the Participant. Subject to the provisions of Section 12, and subject to the provisions of the Delaware General Corporation Law as hereafter amended (or any corporate statute applicable to a successor corporation as contemplated by Section 11.C), the Participant shall have all the rights and privileges of a shareholder as to whole and fractional shares of Stock credited to the Participant's Account, including the right to direct the vote of all whole and fractional shares of said Stock. The Participant may at any time request the Custodian to issue to the Participant certificates representing any whole shares of Stock credited to the Participant's Account. Each Participant will receive a statement of account from the Custodian as soon as administratively practicable after the end of a cycle showing the number of whole and fractional shares credited to the Participant's Account, the number of whole shares issued to and held by the Participant and the fractional share amounts paid to the Participant.

                  E. LAPSE OF OPTIONS. All unexercised options shall lapse on the earlier of: (i) the end of the cycle; (ii) termination of participation; or
(iii) termination of the Plan.

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



         10.      TERMINATION OF PARTICIPATION.

                    A. TERMINATION BY PARTICIPANT. A Participant may at any time terminate participation by giving written notice of such termination to the Committee and electing to either:

                           (1) Leave any funds in the  Participant's  Account in
                  which event the Participant's option will be deemed exercised at the end of the then current cycle pursuant to Section 9.A and any amounts remaining after such exercise will be paid to the Participant (without interest); or

                           (2) Receive any funds in the Participant's Account.

                  Participants who change their payroll deduction authorization to zero pursuant to Section 6.C shall be deemed to have terminated participation in the Plan and will be deemed to have elected a disposition of the Participant's Account in accordance with Section 10.A(1) unless the Participant notifies the Committee or its Company designee in writing at least two (2) business days before the end of the cycle that the Participant elects to receive the funds in the Participant's Account.

                  Upon  termination  of   participation,   all  further  payroll
deductions from such Participant shall cease and all amounts in the Participant's Account which are not used to purchase Stock, including any amount representing a fractional share, shall be paid to the Participant (without
interest)  and   certificates   for  whole  shares  of  Stock  credited  to  the
Participant's Account shall be issued to the Participant as soon as administratively practicable.

                  B. CHANGE IN EMPLOYEE STATUS. If, on or before the last business day in any cycle, a Participant ceases to be an Eligible Employee for any reason, including death, disability, resignation, retirement or dismissal, the Participant's participation in the Plan shall cease and any outstanding options shall lapse in full on the day the Participant's status as an Eligible Employee ceases. Upon lapse, all further payroll deductions shall cease, all amounts credited to the Participant's Account and not used to purchase Stock, including any amount representing a fractional share, shall be paid to the Participant (without interest), and certificates for whole shares of Stock credited to the Participant's Account shall be issued to the Participant as soon as administratively practicable following such lapse.

                  C. LEAVES OF ABSENCE. The employment relationship of a Participant with a Participating Employer will be treated as continuing intact while the Participant is on military, sick leave or other bona fide leave of absence for a period not to exceed ninety (90) days, or for a longer period, provided that the Participant's right to reemployment with the Participating Employer is guaranteed either by statute or by contract. Payroll deductions shall be suspended while the Participant is on an unpaid leave of absence. Where the period of leave exceeds ninety (90) days and where the Participant's right to reemployment is not guaranteed either by statute or contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

                  D. LIMITATION ON WITHDRAWALS FROM ACCOUNT. A Participant may not withdraw any amount in the Participant's Account except pursuant to Sections 9.C, 10.A or 10.B.

                  E.   REINSTATEMENT  OF  PARTICIPATION.   A  Participant  whose
participation in the Plan terminates during any cycle may not participate in the Plan again until the beginning of the next cycle.

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



         11.      STOCK RESERVED FOR PLAN.

                  A. NUMBER AND TYPE OF SHARES. A total of three hundred thousand (300,000) shares of Stock, which may consist of authorized but unissued shares or treasury shares or both, are reserved for issuance under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 11.C. If any option shall lapse or terminate for any reason as to any shares, such shares of Stock shall again become available under the Plan.

                  B. PRORATION OF AVAILABLE SHARES. Notwithstanding anything herein to the contrary, if the total number of shares which would otherwise have been acquired under the Plan on any date exceeds the number of shares of Stock then available under the Plan, then the Committee may make such pro rata allocation of the shares remaining available in such practicable manner as it shall determine to be fair and equitable. The payroll deductions to be made pursuant to the Participant authorizations shall be reduced accordingly, and the Committee or its Company designee shall give written notice of such reduction to each affected Participant. Any payroll deductions in a Participant's Account not used to purchase Stock shall be paid (without interest) to such Participant as soon as administratively practicable following such reduction.

                  C. ADJUSTMENT PROVISION. If there is any change in the number of outstanding shares of Stock by reason of any stock dividend, stock split or similar transaction, the number of shares of Stock then remaining available for issuance, the number of shares subject to any outstanding options, and shares credited to Participant Accounts shall be correspondingly changed, without change in the aggregate option price. Additionally, equitable adjustments shall be made in options and shares credited to Participant Accounts to reflect any other changes in the Stock, including changes resulting from a combination of outstanding shares or other recapitalization, reorganization, sale, merger, consolidation or similar transaction. The establishment of the Plan shall not affect the Company's right to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or otherwise transfer all or any part of its business or assets.

                  D. LEGENDS. The Company shall be entitled to place any legends on certificates for whole shares of Stock issued hereunder which it deems appropriate to effectuate the terms of the Plan or to comply with any applicable law.

         12.      TRANSFERABILITY.

                  A. TWO-YEAR LIMITATION ON TRANSFERABILITY. Certificates representing shares of Stock issued pursuant to the Plan may not be transferred before the expiration of two (2) years from the date of grant of the option, unless the Participant notifies the Committee or its Company designee of the Participant's intention to dispose of the Stock. Upon receipt of such notice by the Committee or its Company designee, the Participant is free to dispose of the Stock. Disposition of the Stock within two (2) years from the date of grant of the option may result in adverse tax treatment for the Participant. Participants should seek tax advice with respect to dispositions of Stock acquired under the Plan.

                  B. ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION. No funds or Stock credited to a Participant's Account nor any rights with regard to participation in the Plan, exercise of any option or the right to receive shares of Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect. Notwithstanding the foregoing, a Participant may at any time request the Custodian to issue Stock credited to the Participant's Account to the Participant; and, subject to the provisions of the Plan, the Participant may assign, transfer, pledge or otherwise dispose of said Stock after certificates have been issued to the

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

Participant.  An   option  granted  under  the  Plan is  exercisable  during the
Participant's  lifetime  only by the Participant.

         13. DESIGNATION OF BENEFICIARIES. A Participant may deliver to the Committee a written designation (on a prescribed form) of a beneficiary or beneficiaries to receive any Stock and cash payable to the Participant but not delivered to the Participant because of the Participant's death before such delivery. Such designation may be changed or revoked by delivery of written notice to the Committee or its Company designee. Upon the death of a Participant and upon receipt by the Committee or its Company designee of proof deemed adequate by it of the identity and existence of a beneficiary or beneficiaries validly designated by such Participant, the Company shall issue and deliver such Stock and pay such cash to such beneficiary or beneficiaries. In the absence of the Company's receipt of such proof, or if the Participant fails to designate any beneficiary who is living at the time of the Participant's death, the Company shall issue and deliver such Stock and pay such cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Committee), the Company, if and as the Committee may direct in its discretion, shall issue and deliver such Stock and pay such cash to the spouse and/or any one or more dependents or relatives of such Participant, or if no such spouse, dependent or relative is known to the Committee, then to such other person or persons as the Committee may designate in its discretion.

         14. AMENDMENT AND TERMINATION. The Plan may be amended or terminated by the Board at any time. The Plan shall terminate on January 31, 2006 unless terminated sooner by the Board. Any amendment of the Plan requires approval by the Company's stockholders within twelve (12) months after such amendment's adoption by the Board if it increases the total number of shares of Stock available for issuance under the Plan, or changes the class of corporations eligible to become Participating Employers or the class of persons eligible to receive options under the Plan. Such stockholder approval shall mean approval by holders of a majority of all the shares of the Stock which are voted in person or by proxy at a duly held stockholders' meeting. No such amendment may be adopted which would adversely affect any rights acquired by any person hereunder before the effective date of such amendment, unless such amendment is necessary for the Company to obtain a ruling it may request from the Internal Revenue service with respect to the Plan, or necessary for the Plan to conform to the requirements of Code Section 423 or any other applicable law.

         15. NOTICES. Any notice or other communication by any person to the Committee shall be deemed to have been duly given when actually received by a member of the Committee, or when actually received by the Company addressed as follows: Sypris Solutions, Inc., 455 South Fourth Street, Suite 350, Louisville, Kentucky 40202. Any notice or other communication or any delivery of Stock or cash to any person (other than the Committee) under or in connection with the Plan shall be deemed to have been duly given or made when deposited in the United States mail, postage prepaid, addressed to such person at the address last shown for such person in the records of the Committee or any Participating Employer.

         16. TAX WITHHOLDING. The Participating Employer shall have the right to withhold from each Participant's compensation an amount equal to all federal, state and local taxes which the Participating Employer is required by law to withhold as a result of the Participant's participation in the Plan or disposition of shares of Stock issued under the Plan.

         17. NONGUARANTEE OF EMPLOYMENT. No provision of the Plan shall be construed as giving any person any right such person would not otherwise have to become or remain an employee of a Participating Employer, or any other right not expressly created by such provision.

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


         18. GOVERNING LAW. The Plan shall be governed by the laws of the State of Delaware and any applicable federal laws.

         Dated this 25th day of August, 1998.


                                      SYPRIS SOLUTIONS, INC.


                                      By: /S/ JEFFREY T. GILL
                                          Jeffrey T. Gill
                                          President and Chief Executive Officer


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